Exhibit 5.4

30 St Mary Axe London EC3A 8AF
Neel V. Sachdev To Call Writer Directly: +44 20 7469 2190 neel.sachdev@kirkland.com	Telephone: +44 20 7469 2000 www.kirkland.com	Facsimile: +44 20 7469 2001

5 December 2013

BY EMAIL AND POST

Trinseo Materials Operating S.C.A.

Trinseo Materials Finance, Inc. (together the “Issuers”)

1000 Chesterbrook Boulevard, Suite 3000

Berwyn, Pennsylvania 19312

RE: Registration Statement on Form S-4

Dear Sirs,

1	Scope and purpose of opinion

1.1	We have acted as counsel to the Issuers and Styron UK Limited, a limited company incorporated in England & Wales (the “Company”) in connection with the Company’s guarantee pursuant to the supplemental indenture (as defined below), of the Issuers’ $1,325,000,000 8.750% Senior Secured Notes due 2019 (the “Exchange Notes”), to be offered in exchange, pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission on or about 30 September 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended for the Issuers’ outstanding 8.750% Senior Secured Notes due 2019 (the “Notes”) that were issued pursuant to the indenture dated as of 29 January 2013 (the “Indenture”).

1.2	The Company has entered into a second supplemental indenture dated 10 May 2013 pursuant to which it acceded to the Indenture as a guarantor of the Notes, a third supplemental indenture dated 6 September 2013 and a fourth supplemental indenture dated 3 December 2013 pursuant to which certain terms of the Indenture were amended (together the “Supplemental Indentures”) .

1.3	This letter is limited to English law in force at the date of this letter as currently applied and interpreted by the English courts (and references to “English law” and to the “laws of England and Wales” are to be construed accordingly). We do not assume any obligation and are under no duty to provide you with any opinion or advice after the date of this letter by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

IS A MULTINATIONAL PRACTICE, THE PARTNERS OF WHICH ARE SOLICITORS OR REGISTERED FOREIGN

LAWYERS (ADMITTED IN THE U.S. AND OTHER JURISDICTIONS), AND IS AUTHORIZED AND REGULATED BY THE SOLICITORS REGULATION

AUTHORITY (SRA NUMBER 349107). A LIST OF THE PARTNERS, GIVING EACH PARTNER’S PROFESSIONAL QUALIFICATION

AND JURISDICTION OF QUALIFICATION IS OPEN TO INSPECTION AT THE ADDRESS ABOVE.

ASSOCIATED OFFICES

Beijing    Chicago    Hong Kong    Los Angeles    Munich    NewYork    Palo Alto    San Francisco    Shanghai    Washington, D.C.

1.4	This letter is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion on the laws of any other jurisdiction and you should note the assumptions and qualifications regarding other laws contained in this letter.

1.5	For the purposes of issuing this letter, we have examined and relied on the documents and records listed in Schedule 1 (Documents) and we have not made any searches or enquiries of any public body or registry in relation to the Company or any of its assets.

1.6	Unless otherwise defined in this letter, capitalised terms defined in the Indenture and Supplemental Indenture have the same meaning when used in this letter.

1.7	The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 2 (Assumptions) and Schedule 3 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to particular opinions unless expressly noted therein. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be read or implied as restricted by it.

2	Opinions

2.1	The opinions in the paragraphs below are based on the documents and records that we have examined and are subject to the assumptions set out in Schedule 2 (Assumptions), the qualifications and reservations set out in Schedule 3 (Qualifications) and to any matters not disclosed to us. The opinions are strictly limited to the matters stated below and do not extend to any other matters.

2.2	Status: The Company is a limited company duly incorporated under the laws of England and Wales.

2.3	Corporate capacity and authority: The Company has the power to enter into, and perform the obligations described in, the Supplemental Indenture to which it is a party and has taken all necessary corporate action to authorise the entry into, and performance by it, of the obligations described in the Supplemental Indentures.

3	Disclosure and reliance

3.1	This letter is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(v)(i) of Regulation S-K promulgated under the United States Securities Act of 1933, as amended.

3.2	We have also been asked to permit disclosure of copies of this opinion to, and reliance on it by, the parties who exchange the existing notes under the Indenture for Exchange Notes pursuant to the exchange offer (each a “Noteholder” and together the “Noteholders”).

3.3	This opinion is subject to the following:

(a)	we have not advised any Noteholder on the content of the Indenture or Supplemental Indentures or its rights and obligations under the Indenture or Supplemental Indentures or assisted it in any way in relation to the negotiation of the Indenture or Supplemental Indentures or those rights and obligations, as to which it has been responsible for having taken such advice as it considers appropriate in the circumstances, including its own counsel (if it has appointed counsel);

(b)	we accept a duty of care to the Noteholders only in relation to the matters opined on in this letter, but we do not owe, and the issuance of this letter is not to be taken as implying that we owe, any Noteholder any wider duty of care in relation to the transactions contemplated by the Indenture or Supplemental Indentures or the commercial or financial implications thereunder;

(c)	the fact that we have provided this letter to you and permitted disclosure of copies of this opinion to the Noteholders will not restrict us from representing and advising our clients (if they so request) in relation to any matter, including relating to the Indenture or Supplemental Indentures (including in litigation, arbitration or any other dispute resolution procedure) at any time in the future (whether or not adverse to a Noteholder or any of its affiliates and whether or not separate advisers are retained on any such matter by a Noteholder) (a “Representation”) or have created any client relationship between us and you or any other Noteholder; and

(d)	the fact that we have provided this opinion to you and permitted disclosure of copies of this opinion to the Noteholders shall not be deemed to have caused us any conflict of interest in relation to acting on any Representation, Kirkland & Ellis International LLP will not breach any duty that we may owe to you or any of your affiliates by accepting any Representation and each Noteholder will not, for itself or any other entity or person, assert that Kirkland & Ellis International LLP is disqualified from acting on any Representation by reason of our having provided this letter to you.

3.4	Except as permitted in paragraphs 3.1, 3.2 and 3.3 above, without our written consent no person may rely on this letter for any purpose and this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document or in any other document or communication or made public in any other way.

3.5	We hereby disclaim all responsibility to any person other than the Issuers and Noteholders in relation to this opinion or otherwise.

3.6	We agree that this letter may be disclosed (a) where required by applicable law, provided that you promptly notify us of any request to disclose or disclosure (to the extent permitted to do so by applicable law); and (b) to your professional advisers on a “need to know” basis and on the basis that the person to whom it is disclosed agrees in favour of us to keep it confidential and (c) as a filing with the Securities and Exchange Commission as an exhibit to the Registration Statement.

3.7	We consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

3.8	For the avoidance of doubt, in no circumstances can any person that this letter is provided to pursuant to paragraph 3.4 above rely on this letter.

Yours faithfully,

/s/ Kirkland & Ellis International LLP

SCHEDULE 1

DOCUMENTS

Documents covered by this opinion

1	A signed copy of the Supplemental Indenture.

Other documents and records

1	The Registration Statement.

2	A signed copy of the Indenture.

3	A certified copy of the certificate of incorporation dated 18 November 2009 (the “Constitutional Documents”).

4	A copy of the board resolution of the directors of the Company dated 10 May 2013 approving, among other things, entry into the Supplemental Indentures (“Board Approval” and together with the Constitutional Documents, the “Corporate Authorisations”).

SCHEDULE 2

ASSUMPTIONS

1	That the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time it enters into the Supplemental Indenture and will not, as a result thereof, be unable to pay its debts within the meaning of that section.

2	No insolvency proceedings (which include those relating to bankruptcy, liquidation, administration, administrative receivership and reorganisation) are in force, or have been commenced in relation to the Company in any jurisdiction and no step (whether voluntary or involuntary) has been taken to institute any such proceedings.

3	That each person (other than the Company) which is a party to, or a beneficiary under, the Supplemental Indenture is duly incorporated or organised and existing and has the capacity, power and authority to execute and deliver the terms of the Supplemental Indenture and/or the transactions contemplated thereby and to perform its obligations thereunder under all applicable laws and regulations and that each such party has duly authorised that execution, delivery and performance including, without limitation, the granting of any guarantee, indemnity or security created thereby.

4	That in respect of the Board Approval:

(a)	the resolutions referred to in it were duly passed by duly appointed members of the Company by way of written resolution in which all constitutional, statutory and other formalities (including, for example, that the required quorum was present and all relevant interests of directors were disclosed) were duly observed;

(b)	it correctly records the subject matter which it purports to record; and

(c)	the conclusions therein as to the commercial justification for the execution and delivery of the Supplemental Indenture to which that Board Approval relates was reached by the Company in good faith for its benefit, for the purposes of its business, on arm’s length terms, in accordance with all relevant fiduciary and other duties and in accordance with all applicable laws and the constitutional documents of the Company and were conclusions at which such directors could reasonably arrive.

5	That the Corporate Authorisations have not in any way been modified, amended, annulled, rescinded or revoked and are in full force and effect and that no further resolutions of the members of the Company have been passed, or corporate or other action taken, which would or might alter the effectiveness of the Corporate Authorisations.

6	That the Indenture will promote the success of the Company, is for the benefit of its members as a whole and that any guarantee or indemnity contained in the Indenture was given for legitimate purposes of the Company, that the members of the Company have not in any meeting of the Company imposed any restriction on its ability to give guarantees or indemnities and that no provision is required to be made in the financial statements of the Company for its contingent liability under any such guarantee or indemnity.

7	That any restriction on the ability of the Company to borrow, guarantee or secure contained in its constitutional documents will not be contravened by the entry into and performance by it of any agreement to which it is a party and that there are no contractual or other restrictions binding on the Company (other than as may be contained in the Supplemental Indenture or its memorandum and articles of association which would affect the conclusions in this letter.

8	That no party to the Supplemental Indenture had actual, constructive or implied knowledge of any prohibition or restriction on the Company, or any other party to that Supplemental Indenture, entering into (or authorising the entry into of) that Supplemental Indenture or performing its obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

9	The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of any party to the Supplemental Indenture or their respective directors, employees, officers, agents and advisors, that no party to the Supplemental Indenture held a belief that it was fundamentally different in substance or in kind from what the Supplemental Indenture actually was, that the Supplemental Indenture has not been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, the Supplemental Indenture and that the Supplemental Indenture has been entered into, and will be carried out, by each party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arms’ length commercial terms.

10

That the documents listed in Schedule 1 (Documents) of this letter contain all relevant information which is material for the purposes of our opinion and there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Supplemental Indenture or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter and that the execution, delivery, issue and performance of the Supplemental Indenture will not result in any breach of any instrument, agreement or obligation to which the Company is a party or to which it is subject as the case may be.

11	That all signatures, stamps, seals and markings on all documents submitted to us are genuine, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter and that all factual statements contained in all documents examined by us (including any factual matter represented by a party to a document) are correct, complete and fair.

12	That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document.

SCHEDULE 3

QUALIFICATIONS

1	No opinion is expressed as to matters of fact.

2	We do not express any opinion as to any taxation matters or consequences which will or may arise as a result of any transaction effected in connection with any Supplemental Indenture or the rights of remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purpose “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes).

3	This opinion does not cover any laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter.